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                                                   Exhibit Part IV. Question (3)

FOR IMMEDIATE RELEASE
Thursday, January 25, 2001

                     ADAPTIVE BROADBAND REPORTS RESULTS FOR
                 FY2001 SECOND QUARTER ENDED DECEMBER 31, 2000

$8.4 Million in Revenue in Line with Lowered Expectations; $80 million in Cash;
                                    No Debt

Sunnyvale, California-ADAPTIVE BROADBAND CORPORATION (Nasdaq National Market:
ADAP) reported today results for its fiscal year 2001 second quarter ended
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December 31, 2000. The company reported revenue of $8.4 million, compared to
$2.2 million for the comparable first quarter last year and to $24.2 million for its 2001 first quarter. New orders booked for its AB-Access high-speed, fixed wireless broadband product totaled $12.3 million; backlog at December 31 was $21.4 million, after a $55 million backlog adjustment which includes rescheduling customer orders due to softness in the U.S. Competitive Local Exchange Carrier (CLEC) market.

For the quarter, the company reported a gross margin of 35% and a net loss from continuing operations, which reflect solely the results of the AB-Access wireless broadband business, of $9.2 million, or $.24 per share, excluding charges of $53.4 million to provide reserves for certain assets. The $53.4 million of charges include a provision to reserve inventory of $1.0 million, bad debt of $ 15.4 million, investment impairments of $16.1 million, and deferred tax assets of $20.9 million. Including these charges, the net loss from continuing operations was $62.6 million, or $1.66 per share. For the same quarter last year, the net loss from continuing operations was $6.3 million, or $.20 per share. The company completed a short fiscal year on December 31, 2000, and now has aligned its fiscal year with the calendar year.

"As we stated in our pre-announcement earlier this month, we deferred shipment of $13 million in contracted shipments to a major domestic customer, Fuzion Wireless Communications, due to a $12.4 million overdue receivable stemming from joint business development and financing issues between the two companies. While we believe that Fuzion has a viable business plan as a service provider, given the extreme devaluations of other companies in similar businesses, and the more difficult capital markets environment, we felt it prudent to provide a reserve for the overdue receivable and for our Fuzion-related investments," commented Peter J. Maloney, Adaptive Broadband's executive vice president and chief financial officer. "In addition, due to the softness in the U.S. CLEC market, we have reserved for $1.0 million of accessory inventory and $20.9 million of deferred tax assets. The deferred tax assets represent benefits for losses incurred while we were operating the legacy businesses which were divested during the September quarter," continued Mr. Maloney.
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New Management Team to Release Long-Term Growth Plan February 22

"Total demand has not changed for our AB-Access product, but the financial condition of the U.S CLEC market has experienced a significant decline. We are working with our current customers to help them reschedule and meet their aggregate contracted forecasts, and we believe that over the next two to three quarters, CLEC financing issues will start to ease if interest rates are lowered. Additionally, we anticipate that we will see positive results from our aggressive pursuit of the international market. Until such developments occur, however, we expect flat to moderate revenue growth. We are in the process of completing our annual planning process for our new fiscal year 2001, and are conducting a thorough analysis of our product, market and financial strategies, as well as developing a plan to rationalize our cost structure to support both our near-term revenue opportunities and focus our product and market development investments on areas that will provide optimal returns. We plan to announce the results of our strategic plan and our financial outlook via press release and conference call on February 22," commented Dr. Daniel L. Scharre, Adaptive Broadband's president and chief executive officer. "Immediately, we are accelerating our product cost reduction program so that we can address broader markets and provide our customers with greater flexibility in their business models. As financing capabilities return to the CLEC market, we expect to see stronger players as a result of consolidation. We will also expand our sales channels both internally and by adding other resellers and channel partners to address international opportunities. Currently, including our direct sales force and our resellers, we have sold our products to 100 customers worldwide," continued Dr. Scharre.

Domestic Trend: Utilities Backing Wireless Broadband Carriers

Over the past several years, a significant number of public utilities in the U.S. have either entered or committed to entering the broadband communications business. Expanding into broadband is a natural evolution for companies that already own the infrastructure--extensive private fiber and/or microwave networks and pole lines established for telemetry and internal communications that follow the power lines or pipelines. Recently, Adaptive Broadband has received contracts from carriers which are being backed financially by established utilities. A few examples follow:

     Enron (NYSE:ENE), a diversified gas and electric utility service provider has built a separate business around broadband communications. Through its investment arm, Enron Investment Partners, Enron has invested in Integrated Communications Providers, such as DATACentric Broadband, an AB-Access customer.

     The Central Iowa Power Cooperative (CIPCO) and RACOM Corporation have partnered to form a new company, The Web Unwired, to provide broadband wireless Internet access in the upper Midwest. CIPCO had a need to monitor customers' power loads and wished to offer multiple services. RACOM Corporation, a two-way radio company, owned towers and access to fiber. Using AB-Access exclusively for last mile access, The Web Unwired, serves 60% business customers and 40% residential in its market penetration.
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     REANET(TM) Corporation was founded in 1997 by two southwest Colorado rural electric cooperatives to bring advanced telecommunications to their members' markets. REANET's stockholders include several rural electric companies and telecommunications partners. REANET, also is a new AB-Access customer.

About Adaptive Broadband

Adaptive Broadband (www.adaptivebroadband.com) is a data networking solutions
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company that is developing leading-edge technology for the deployment of broadband wireless communication over the Internet. Its AB-Access fixed wireless broadband platform bridges the last mile, replacing the local loop for corporate and small business subscribers. Combining a leading packet-on-demand technology and time division duplexing, it offers data transmission at rates up to 25 Mbps
- -- providing the capability for voice, real-time video conferencing, transmission of full streaming video, web surfing, and transmission of data files - all simultaneously and over one connection.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release includes forward-looking statements within the meaning of the Securities Exchange Act of 1934, such as Adaptive Broadband's potential success in achieving product cost reductions. All forward-looking statements are based on current information, and Adaptive Broadband assumes no obligation to update such statements. Forward-looking statements involve risks and uncertainties, and actual events or results may differ materially from those suggested by a forward-looking statement. Factors which could cause actual events or results to differ materially include, but are not limited to, fluctuations in quarterly results, delays in receipt of orders or in the shipment of products, delays in the recovery of data communications and Internet markets and delays in product cost reductions. These and other risks are set forth in Adaptive Broadband's filings with the Securities and Exchange Commission, such as the most recent reports on Form 10-Q and Form 10-K.

For Further Information Contact:
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Stephanie M. Day                           Investor Information Line:
Vice President-Investor Relations and           (Toll-free) 1-888-225-6789
Corporate Communications                   http://www.adaptivebroadband.com
(408) 743-3429                             --------------------------------
(408) 743-3482 Fax
sday@adaptivebroadband.com
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Adaptive Broadband's fiscal 2001 second-quarter conference call will be available on Thursday, January 25 at 2:30 PM (PST) at www.adaptivebroadband.com
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and at www.streetfusion.com. The call also will be available on Adaptive
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Broadband's toll-free shareholder information line, (888) 225-6789. Replays will be available on the Web sites and on the information line for one week.